Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of ONE Gas, Inc., on Form S-8 to be filed July 27, 2018, of our report dated June 15, 2018, on our audits of the financial statements of the ONE Gas, Inc. 401(k) Plan as of December 31, 2017 and 2016, and for the year ended December 31, 2017, which report is included in the Annual Report on Form 11-K.

/s/ BKD, LLP

July 27, 2018

Tulsa, Oklahoma